CONFIDENTIAL Exhibit 10.1

Eastman Kodak Company
2013 Omnibus Incentive Plan

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Award Agreement”) evidences an award of restricted stock units (“RSUs”) by the Company under the Eastman Kodak Company 2013 Omnibus Incentive Plan (the “Plan”). Capitalized terms not defined in the Award Agreement have the meanings given to them in the Plan.

Name of Grantee:	James V. Continenza (the “Grantee”)
Grant Date:	February 24, 2026
Number of RSUs:	5 million In the event of a corporate event or transaction involving the Company, the number of RSUs subject to this Award shall be adjusted pursuant to Article 14 of the Plan.
Vesting:

The RSUs awarded as set forth above will vest in five equal installments on each of December 31, 2026; December 31, 2027; December 31, 2028; December 31, 2029; and December 31, 2030 (each, a “Vesting Date”), in each case, except as otherwise provided by either this Award Agreement or the Executive Chairman and CEO Agreement, by and between the Company and the Grantee, dated February 23, 2026 (the “Employment Agreement”), subject to Grantee’s continued employment with the Company through the applicable Vesting Date.

Pursuant to the Employment Agreement, in the event of the Grantee’s termination of employment by the Company without Cause or voluntarily by the Grantee for Good Reason, or the termination of the Grantee’s employment due to the death, Disability or Retirement of the Grantee, in each case, during the Scheduled Term, any unvested RSUs on the date of the termination of the Grantee’s employment will immediately vest as of such date. Any termination of the Grantee’s employment by the Company during the Scheduled Term that occurs within six months of a Change of Control will be presumed to be a termination without Cause. “Cause,” “Good Reason,” “Disability,” “Retirement,” “Scheduled Term” and “Change of Control” have the meanings given such terms by the Employment Agreement.

Grantee Rights

The Grantee shall not have the right to exercise any of the rights or privileges of a shareholder with respect to the shares of Common Stock underlying the RSUs, whether or not vested, until such shares are actually issued to the Grantee.

Delivery Date

Subject to the “Withholding” provision below, within 30 days after the earliest of the applicable Vesting Date, and the date of the Grantee’s termination of employment by the Company without Cause, voluntarily by the Grantee for Good Reason, or termination of the Grantee’s employment due to the death, Disability or Retirement of the Grantee, but in no event later than December 31 of the calendar year which includes such date (or if later, the 15th day of the third month immediately following such date), the Company shall issue to the Grantee one Share for each RSU that vests on such date. For purposes of this provision, “termination of employment” is intended to mean the Grantee’s “separation from service” within the meaning given such term by Section 409A. To the extent necessary to comply with Section 409A, the settlement of the RSUs will be delayed until the first day of the seventh month following the Grantee’s separation from service.

Withholding

Pursuant to Section 16.4 of the Plan, the Company shall have the power and the right to deduct or withhold (or cause to be deducted or withheld) from any amount deliverable under the RSUs or otherwise (including Shares otherwise deliverable), or require the Grantee to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising in connection with the RSUs.

Subject to the Company’s automatic withholding right set out above, the Grantee may elect to satisfy the withholding requirement, in whole or in part:

(i) by having the Company withhold Shares; or

(ii) through an independent broker-dealer arrangement to sell a sufficient number of Shares;

in each case, having a fair market value on the date the tax is to be determined equal to the minimum tax required to be withheld.

Transferability	The RSUs will not in any manner be subject to alteration, anticipation, sale, transfer, assignment, pledge or encumbrance.
Continued Service	The Grantee’s receipt of this Award does not give the Grantee right to remain in the service of the Company or as a member of the Board.
Grantee’s Rights Unsecured	The RSUs under this Award Agreement shall be unfunded, and the right of the Grantee to receive payment under this Award Agreement shall be an unsecured claim against the general assets of the Company.
Section 409A

The RSUs described in this Award Agreement are intended to comply with Section 409A, and this Award Agreement shall be interpreted and administered consistent with such intention, and in accordance with Eastman Kodak Company’s Policy Regarding Section 409A Compliance. The Company may unilaterally amend this Award Agreement for purposes of compliance if, in its sole discretion, the Company determines that such amendment would not have a material adverse effect with respect to the Grantee’s rights under this Award Agreement.

Notwithstanding the foregoing, no person connected with the Plan or this Award Agreement in any capacity, including, but not limited to, Kodak and its directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to the RSUs or any shares of Common Stock issued pursuant thereto, or that such tax treatment will apply to or be available to the Grantee.

All Other Terms:	The RSUs are subject to all other terms set forth in the Plan.
Plan Incorporation and Conflicting Terms

The Plan is incorporated herein by reference, and, by accepting this Award, the Grantee agrees to be subject to the terms and conditions of the Plan. The Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the RSUs. In the event of any conflict between this Award Agreement and the Plan, the terms of the Plan shall control unless the context indicates otherwise.